Exhibit 99.1

NEWS RELEASE

Investor Contact: Robert D. Cozzone Chief Financial Officer (781) 982-6723 Robert.Cozzone@rocklandtrust.com
Media Contact: T.J. Winick (617) 933-5283 tjwinick@solomonmccown.com

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY
APPOINT FREDERICK TAW TO BOARD OF DIRECTORS

Rockland, Massachusetts (July 14, 2015) - Independent Bank Corp. (NASDAQ: INDB), parent of Rockland Trust Company, today announced the appointment of Frederick Taw as a Class I Director of Independent. Rockland Trust also appointed Mr. Taw to its Board of Directors.

“We are extremely pleased to welcome Fred Taw to our Board,” said Donna L. Abelli, Chair of both the Independent and Rockland Trust Board of Directors. “Fred’s knowledge of the Greater Boston market will help provide insight into the needs of the diverse communities that Rockland Trust serves.”

Mr. Taw is the owner of the Golden Temple, a well-known neighborhood restaurant in Brookline, Massachusetts. He has a long history of community service and is active in a number of local Asian service organizations, including the South Cove Community Health Center. Mr. Taw has been involved with South Cove since its inception in 1972 and previously served on the organization’s Board of Directors. South Cove is the premier Asian community health center of Massachusetts, serving 30,000 patients a year. Mr. Taw was instrumental in South Cove’s expansion from one small office in Boston’s Chinatown to two campuses in Boston and one in Quincy. Mr. Taw resides in Newton, Massachusetts with his wife Yibei Chen and their daughters Kelly Zhang and Natalie Taw.

“My father taught me that everything in life derives from the personal relationships that you nurture,” said Mr. Taw. “I am honored to join the Board of Rockland Trust, a bank which understands the critical importance that relationships play in business and day-to-day life.”

Mr. Taw is 65 years old. His term as an Independent Bank Corp. Director expires at Independent’s 2018 Annual Shareholder Meeting.

About Independent Bank Corp.
Independent Bank Corp. has about $7.0 billion in assets. Independent is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the internet. Rockland Trust, which was named to Sandler 2014 Sm-All Stars list of top performing small-cap banks and thrifts in the country, is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.rocklandtrust.com.